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Exhibit 99.d2

        NSO

NON-QUALIFIED
STOCK OPTION AGREEMENT UNDER
THE 1993 STOCK OPTION PLAN
OF
MICROVISION, INC.

TO: «FirstName» «LastName»

        Pursuant to the 1993 Stock Option Plan (the "Plan") of Microvision, Inc. (the "Company"), a copy of which is attached hereto and the terms of which are incorporated herein by this reference, you have been awarded an option to purchase the number of shares of the Company's Common Stock specified below. All terms defined in the Plan and not defined herein have the respective meanings set forth in the Plan.

        For a detailed explanation of the option that has been granted to you, please refer to the Plan. The terms of your option, in addition to those terms and conditions set forth in the Plan are as follows:

        Number of Shares:    You may purchase a maximum of «Tot_shares» shares of the Company's Common Stock pursuant to this option.

  Date Option Granted:.

        Term of This Option:    Unless sooner terminated, this option must be exercised on or before

        Vesting:    This option is fully vested and immediately exercisable.

        Exercise Price:    $

        How to Exercise.    To exercise this option in whole or in part (i.e., in increments of no less than 100 shares), you must deliver to the Secretary of the Company, at least two full business days prior to the date on which you wish to exercise the option, a written notice of exercise and the exercise price, payable in cash or by bank certified or cashier's check, for the number of shares that you desire to purchase. A form of Notice of Exercise that you may use has been attached to this Agreement. You must pay all applicable withholding taxes upon exercise of this option. At the Company's discretion, you also may pay the exercise price through irrevocable instructions to a stock broker to deliver the amount of sales proceeds necessary to pay the exercise price and applicable withholding tax in accordance with applicable governmental regulations. The Company also may require you to execute such other documents as a condition to exercising this option. You should contact the Secretary in advance when you are considering an exercise of this option.

        Termination of Option:    This option will terminate upon the earlier of (i) the expiration of its term or (ii) the earlier of the following events:

  (a)
  Disability.    Twelve months after termination of your employment relationship with the Company because of a permanent and total disability, as defined in the Plan.

  (b)
  Death.    Twelve months after your death (in which case this option will be exercisable in accordance with your will or applicable laws of descent and distribution until such termination date).

        This option also may terminate in other circumstances described in the Plan.

        No Transfer of Option.    This option cannot be transferred except by will or the applicable laws of descent and distribution.

        Certain Tax Matters:    This option is not intended to qualify as an "Incentive Stock Option" as that term is defined in Section 422A of the Internal Revenue Code, as amended and its tax consequences are different than such an option. The time at which you exercise this option or dispose of any shares thus acquired may affect significantly your resultant tax burden. You are counseled to seek tax advice in this regard.

        Please complete and sign the attached agreement indicating whether you accept or decline this option upon the terms set forth in the Plan and above, and return a copy of the executed agreement to the Company.

Very truly yours,

MICROVISION, INC.

By
Richard A. Raisig, Chief Financial Officer

Election to Accept or Decline Stock Option

Date:

To:    Microvision, Inc.

        I         ACCEPT         DECLINE the non-qualified stock option granted to me pursuant to The 1993 Stock Option Plan of Microvision, Inc. (the "Plan") as set forth in the foregoing Stock Option Agreement. If I accept the grant of the option, I acknowledge that I have received and understand, and agree to, the terms of the Stock Option Agreement and the Plan.

Yours very truly,

«FirstName» «LastName» Optionee

Notice of Exercise of Non-Qualified Stock Option

Date:

To:    Microvision, Inc.

        I hereby exercise the non-qualified stock option granted to me by Microvision, Inc. (the "Company") on                        subject to all the terms and provisions thereof and of the 1993 Stock Option Plan referred to therein, and notify the Company of my desire to purchase        shares of Common Stock of the Company at the exercise price of $        per share, or an aggregate exercise price of $        .

        I hereby deliver the full exercise price and all applicable withholding taxes with respect to this exercise as follows:

cash,

bank certified or cashier's check, or

irrevocable instructions to a stock broker to deliver the necessary sales proceeds, all in accordance with applicable governmental regulations.

        I further agree to execute such other documents as the Company may request.

By:

Print Name:

Address:

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NON-QUALIFIED STOCK OPTION AGREEMENT UNDER THE 1993 STOCK OPTION PLAN OF MICROVISION, INC.